Exhibit 99.1

FOR IMMEDIATE RELEASE

Benihana Inc. to Explore Strategic Alternatives

MIAMI--(BUSINESS WIRE)--July 13, 2010--Benihana Inc. (NASDAQ: BNHNA; BNHN), operator of the nation’s largest chain of Japanese theme and sushi restaurants, today announced that its Board of Directors has decided to explore strategic alternatives available to the Company, including a possible sale, in order to maximize shareholder value.

Richard C. Stockinger, Chief Executive Officer, said “While the Company strongly believes in the renewal program and that significant progress has been made toward achieving its goals, the Company has also stated its intention to commence an expansion plan through restaurant development and/or acquisitions.  However, growth would be predicated on raising additional capital, and the Company is reluctant to issue new equity at current price levels.  Furthermore, several large shareholders have expressed disagreement with the Board and have indicated a desire to seek Board membership to pursue a change in the Company’s strategic direction.”

Mr. Stockinger concluded, “The combination of issues relating to raising new capital and the divergent views of these shareholders have made it extremely difficult for the Company to implement with confidence a growth plan that would include organic growth as well as acquisitions at this time.  As a result, the Board has determined that the best course of action is to engage in a formal review of strategic alternatives available to the Company with the assistance of a qualified financial advisor, including a possible sale.  The objective would be to enhance shareholder value, while also maintaining and furthering the strategies the Company has initiated.”

The Company does not intend to disclose developments with respect to the progress of its strategic review until such time as the Board has approved a transaction or otherwise deems disclosure appropriate.

The Company also announced that its Annual Meeting of Shareholders will be held on September 14, 2010.  The record date for the Annual Meeting of Shareholders will be August 10, 2010.

About Benihana
Benihana Inc. (NASDAQ: BNHNA; BNHN) operates 97 restaurants nationwide, including 63 Benihana teppanyaki restaurants, nine Haru sushi restaurants, and 25 RA Sushi Bar restaurants. Under development at present is one Benihana teppanyaki restaurant. In addition, 21 franchised Benihana teppanyaki restaurants are operating in the U.S., Latin America and the Caribbean.

To learn more about the Company and its three Japanese theme and sushi restaurant concepts, please view the corporate video at www.benihana.com/about/video

Contact
ICR
Raphael Gross, 203-682-8253
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Matters discussed in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve substantial risks and uncertainties.  Actual events and results could differ materially from those contained in the forward-looking statements.  The Company cautions that there is no assurance regarding the timing or whether the Company will elect to pursue any of the strategic alternatives it may consider, or that any such alternatives will result in changes to the Company’s business plan or a sale of the Company.  The forward-looking statements are also subject to a number of other risks and uncertainties, including, without limitation, the risk that the renewal program may not be successful, that the Company may issue equity securities at prices dilutive to its existing shareholders and that any strategic alternative pursued may not be successful. In addition to the risks and uncertainties identified above, reference is also made to other risks and uncertainties detailed in reports filed by the Company with the Securities and Exchange Commission.